SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934
                                (Amendment No.__)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Information Statement
[ ]      Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)
[X]      Definitive Information Statement

                               ACTIVEWORLDS CORP.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         1)      Title of each class of securities to which transaction applies:

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         2)      Aggregate number of securities to which transaction applies:

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         3)      Per unit price or other underlying value of transaction
                 computed pursuant to Exchange Act Rule 0-11 (Set forth the amount of which the filing fee is calculated and state how it was determined):

                  -------------------------------------------------

         4)      Proposed maximum aggregate value of transaction:

                 -------------------------------------------------

         5)      Total fee paid:

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[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:

                 --------------------------

         2)      Form, Schedule or Registration Statement No.:

                 --------------------------

         3)      Filing Party:

                 --------------------------

         4)      Date Filed:

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


                               ACTIVEWORLDS CORP.

                              INFORMATION STATEMENT
                              ---------------------

         This Information Statement is being furnished on or about September 13, 2002 by the board of directors of Activeworlds Corp. (the "Company"), a Delaware corporation, to record owners of common stock as of the record date of August 26, 2002 (the "Record Date") in connection with a written consent (the "Consent") of the stockholders of the Company in lieu of holding a meeting. The Consent represents approval by a majority of the outstanding shares of common stock of the Company of an Agreement and Plan of Exchange (the "Agreement"), attached hereto as Exhibit A, under which the Company sold its existing business to its former management. Under the Agreement, the Company (1) transferred all of its assets and liabilities related to its three dimensional Internet technology to its subsidiary Activeworlds, Inc. (the "Subsidiary"), a Nevada corporation, (2) transferred 100% of the issued and outstanding common stock of the Subsidiary to Messrs. J.P. McCormick and Richard F. Noll (the "Prior Management") and (3) made a lump sum cash payment to each of the Prior Management, all in exchange for the Prior Management transferring 2,595,445 shares (the "Repurchased Stock") of their common stock of the Company back to the Company (these actions are collectively referred to herein as the "Transactions"). The Prior Management were the officers and two of the directors of the Company until their resignation simultaneous with and effective upon execution of the Agreement. They were its largest stockholders until the closing of the sale of the Repurchased Stock to the Company on September 9, 2002. At the time the Transactions were agreed to, the Prior Management agreed to sell 1,000,000 shares of their common stock to Mr. Gardner and issued irrevocable proxies to Mr. Michael Gardner (" Gardner"). The purchase of these shares by Mr. Gardner also on September 9th and the sale of the Repurchased Stock to the Company has resulted in Mr. Gardner becoming the largest stockholder in the Company. Mr. Gardner executed his Consent approving the Transactions on September 9, 2002.

         Additionally, under his Consent, Mr. Gardner voted a majority of outstanding shares of common stock to (1) defeat a proposal by a stockholder to remove two directors (who are now the Company's management) and to (2) authorize a one-for-two reverse stock split.

                        WE ARE NOT ASKING FOR A PROXY AND
                          PLEASE DO NOT SEND US A PROXY

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                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
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                                       1

         As of the Record Date there were 8,512,561 shares of common stock outstanding, each of which is entitled to one vote. The following table sets forth, as of the Record Date, the number of shares of common stock of the Company owned by (i) those persons known by the Company to be owners of more than 5% of the Company's common stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all executive officers and directors of the Company as a group:

------------------------------------- ------------------------------------------ ----------------------------------
                                                 Number of Shares of
Name and Address of Beneficial Owner                Common Stock                    Percentage of Common Stock
                                                Beneficially Owned(1)                       Outstanding
------------------------------------- ------------------------------------------ ----------------------------------
Richard F. Noll                                      121,951 (2)                               1.4%
95 Parker Street
Newburyport, MA 01950
------------------------------------- ------------------------------------------ ----------------------------------
J.P. McCormick                                       105,600 (3)                               1.2%
95 Parker Street
Newburyport, MA 01950
------------------------------------- ------------------------------------------ ----------------------------------
Alexander M. Adelson                                 277,733 (4)                               3.2%
85 Mountainside Trail
Cortland Manor, NY 10567
------------------------------------- ------------------------------------------ ----------------------------------
Sean Deson                                           116,000 (4)                               1.3%
Deson & Co.
112 Baypoint Drive
San Rafael, CA 94901
------------------------------------- ------------------------------------------ ----------------------------------
Bruce Judson                                         365,000 (5)                               4.1%
186 Smalley Corners Rd.
Carmel, N.Y. 10512
------------------------------------- ------------------------------------------ ----------------------------------
Michael Gardner                                     4,958,605 (6)                              56.3%
c/o Baytree Capital Associates, LLC
40 Wall Street
58th Floor
New York, N.Y. 10005
------------------------------------- ------------------------------------------ ----------------------------------
X3D Technologies, Inc.                              1,200,000 (7)                              14.1%
2401 P.G.A. Boulevard
Palm Beach Gardens, FL 33410
------------------------------------- ------------------------------------------ ----------------------------------
All executive officers and                             758,733                                 8.2%
directors as a group
 (2) (3) (4) (5)
------------------------------------- ------------------------------------------ ----------------------------------

(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all securities beneficially owned by them. Beneficial ownership exists when a person has either the power to vote or sell our common stock. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the Record Date, whether upon the exercise of options or otherwise.

(2) Shares beneficially owned by Mr. Noll include (a) 16,351 shares of common stock owned by Mr. Noll's wife, as to which Mr. Noll disclaims beneficial interest, and (b) 5,600 shares of common stock issuable upon exercise of outstanding options held by Mr. Noll, and includes 100,000 shares of common stock subject to an irrevocable proxy granted to Mr. Gardner. Does not include 1,805,948 shares sold as part of the Transactions or shares purchased from X3D Technologies ("X3D").

(3) Shares beneficially owned by Mr. McCormick include 5,600 shares of common stock issuable upon exercise of outstanding options held by Mr. McCormick, and includes 100,000 shares of common stock subject to an irrevocable proxy granted to Mr. Gardner. Does not include 1,789,497 shares sold as part of the Transactions or shares purchased from X3D.

(4)      Represents shares of common stock issuable upon exercise of options.

(5) Includes 242,000 shares of common stock issuable upon exercise of options.

(6) Represents 863,160 shares owned by Mr. Gardner, 3,795,445 shares of common stock subject to irrevocable proxies executed by Messrs. McCormick and Noll, and 300,000 shares of common stock issuable upon the exercise of warrants at $1.1875 per share.

(7) The Company is relying upon the accuracy of the Schedule 13-D/A filed by X3D Technologies, Inc. Includes the shares sold to the Company and Messrs. McCormick and Noll. For information concerning these sales, see "History Behind The Transactions - Repurchase of X3D's Shares".

         The following table reflects beneficial ownership of our common stock as of the mailing of this Information Statement and the consummation of the Transactions described in detail below including the acquisition by the Company of 3,195,445 shares of its common stock.

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                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------

         As of the date of execution of the Consent by Mr. Gardner and the mailing of this Information Statement, there are 5,317,116 shares of common stock outstanding, each of which is entitled to one vote, not including 3,195,445 shares repurchased by the Company. The following table sets forth the number of shares of common stock of the Company owned by (i) those persons known by the Company to be owners of more than 5% of the Company's common stock, (ii) each director of the Company, (iii) each executive officer of the Company, and
(iv) all executive officers and directors of the Company as a group:

---------------------------------------- --------------------------------------- ----------------------------------
                                                   Number of Shares of
 Name and Address of Beneficial Owner                 Common Stock                  Percentage of Common Stock
                                                Beneficially Owned(1)(2)                  Outstanding(2)
---------------------------------------- --------------------------------------- ----------------------------------
Alexander M. Adelson                                  277,733 (3)                              5.0%
85 Mountainside Trail
Cortland Manor, N.Y. 10567
---------------------------------------- --------------------------------------- ----------------------------------
Sean Deson                                            116,000 (3)                              2.1%
Deson & Co.
112 Baypoint Drive
San Rafael, CA 94901
---------------------------------------- --------------------------------------- ----------------------------------
Bruce Judson                                          365,000 (4)                              6.5%
186 Smalley Corners Rd.
Carmel, N.Y. 10512
---------------------------------------- --------------------------------------- ----------------------------------
Michael Gardner                                      2,463,160 (5)                            41.6%
c/o Baytree Capital Associates, LLC
40 Wall Street
58th Floor
New York, N.Y. 10005
---------------------------------------- --------------------------------------- ----------------------------------
Richard F. Noll                                        421,951(6)                              7.9%
95 Parker Street
Newburyport, MA 01950
---------------------------------------- --------------------------------------- ----------------------------------
J.P. McCormick                                         405,600(7)                              7.6%
95 Parker Street
Newburyport, MA 01950
---------------------------------------- --------------------------------------- ----------------------------------
All executive officers and                              758,733                               12.5%
directors as a group
 (3) (4)
---------------------------------------- --------------------------------------- ----------------------------------

(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all securities beneficially owned by them. Beneficial ownership exists when a person has either the power to vote or sell our common stock. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the mailing date, whether upon the exercise of options or otherwise.

(2) Gives effect to the acquisition by the Company of the Repurchased Stock and 600,000 shares of common stock from X3D.

(3) Represents shares of common stock issuable upon exercise of vested options.

(4) Includes 340,000 shares of common stock issuable upon exercise of vested options.

(5) Includes a total of 1,000,000 shares purchased from Messrs. McCormick and Noll, and 300,000 shares of common stock issuable upon the exercise of warrants at $1.1875 per share, and 300,000 shares of common stock issuable upon the exercise of warrants at $0.06 per share.

(6) Shares beneficially owned by Mr. Noll include (a) 300,000 shares of common stock purchased from X3D, (b) 16,351 shares of common stock owned by Mr. Noll's wife, as to which Mr. Noll disclaims beneficial interest, and (c) 5,600 shares of common stock issuable upon exercise of outstanding options held by Mr. Noll.

(7) Shares beneficially owned by Mr. McCormick include (a) 300,000 shares of common stock purchased from X3D, and (b) 5,600 shares of common stock issuable upon exercise of outstanding options held by Mr. McCormick.


ITEM 1 - SALE OF ASSETS
-----------------------

SUMMARY OF THE TRANSACTIONS

         On July 10, 2002, the Company entered into the Agreement, subject to the approval of a majority of the outstanding shares of common stock of the Company, whereby the Company agreed to sell all of the issued and outstanding common stock of its subsidiary Activeworlds, Inc., a Nevada corporation, to Messrs. J.P. McCormick ("McCormick") and Richard F. Noll ("Noll") who at that time were the Company's only management.

         As part of the Agreement, the following steps occurred when Mr. Gardner executed the Consent (except as otherwise indicated):

         o        McCormick sold the Company 1,289,497 shares of common stock;

         o        Noll sold the Company 1,305,948 shares of common stock;

         o The 2,595,445 shares of the Company's common stock purchased from Messrs. McCormick and Noll, representing 30.1% of the Company's outstanding shares, became treasury shares;

         o        Upon execution of the Agreement, effective immediately Messrs.
                  McCormick and Noll resigned as officers and directors and terminated their employment agreements, with no further liability or obligations on the part of the Company other than as detailed immediately below;

         o The Company paid Messrs. McCormick and Noll $210,000 and $215,000, respectively, and agreed to pay up to $15,000 of their legal fees. Together, Messrs. McCormick and Noll were together owed approximately $159,452 (not including approximately 25% in benefits) under their employment agreements which they terminated when the Agreement was signed;

         o As a result of their control of the Company prior to the events described in this Information Statement, Messrs. McCormick and Noll were in a position to renew their employment agreements at salaries of $150,000 per year (plus benefits) upon expiration in January 2003; and

         o Messrs. McCormick and Noll acquired the entire business of the Company, but not its existing litigation against Juno.com and its remaining cash balances of approximately $530,000.

         The above Transactions were approved by each of the three independent directors with Messrs. McCormick and Noll abstaining.

         Following the resignations of Messrs. McCormick and Noll, the remaining directors appointed Mr. Alex Adelson as interim president and secretary and Mr. Bruce Judson as interim vice president of finance and treasurer. Messrs. Adelson and Judson are two of the Company's three directors.

         Prior to the resignations of Messrs. McCormick and Noll, the three independent directors strongly believed that continued operation and funding of Activeworlds, Inc. and its business model were not in the best interests of the Company's stockholders as evidenced by the Company's continuing losses and the failure of the Company's business model which was evidenced by the poor financial positions of the Company's principal competitors. The Company is seeking to acquire in a reverse merger transaction an operating business or businesses which would have the potential to create stockholder value. While the Company has identified several possible transactions, it has not made any decisions and no agreements have been reached.

         Simultaneous with the execution of the Agreement, Messrs. McCormick and Noll entered an agreement with Mr. Gardner, then a 10% stockholder of the Company, whereby Mr. Gardner purchased 500,000 shares of common stock from each of Messrs. McCormick and Noll for $50,000 each. Also, effective on July 10th, Messrs. McCormick and Noll gave Mr. Gardner irrevocable proxies covering a total of 3,795,445 shares of common stock.

         Mr. Gardner exercised his power to vote more than a majority of outstanding shares and approved the sale of the Subsidiary by executing the Consent.

HISTORY BEHIND THE TRANSACTIONS

         COMPOSITION OF THE BOARD

         Prior to execution of the Agreement, the Company's board of directors consisted of five persons consisting of the Prior Management and Messrs. Alex Adelson, Bruce Judson and Sean Deson (the "Independent Directors").

         THE NASDAQ PROBLEM

         On May 20, 2002 the Company received a Written Notice of Staff Determination from Nasdaq stating that, as a result of the Company's failure to comply with the applicable continued listing requirements, the Company's common stock would be delisted from the Nasdaq SmallCap Market at the opening of business on May 29, 2002, unless the delisting was stayed by the Company requesting before such date an appeal of the Staff's delisting determination. The Company filed a timely appeal but did not appear at the hearing on July 11, 2002 and was delisted by Nasdaq.

         THE PROPOSED ACQUISITION OF X3D TECHNOLOGIES, INC.

         X3D, a Florida corporation, is located at 2401 PGA Boulevard, Palm Beach Gardens, FL 33410.

         As set forth in X3D's Schedule 13D/A, filed with the Securities and Exchange Commission on April 29, 2002 X3D purchased a total of 1,200,000 shares of the Company's common stock from the Prior Management or, 600,000 shares from each of Messrs. Noll and McCormick. The purchase price of the stock was $0.15 per share for a total of $180,000. On April 29, 2002, X3D also purchased 100 shares of the Company in the open market at the purchase price of $0.46 per share. X3D stated its purpose in entering into the transaction was to maximize the value of its investment in the Company. X3D alleged that the Company's board of directors had failed to act on its proposal to merge into the Company ("Merger Proposal") (described below) and the Company's board of directors has caused the Company to fail to preserve its Nasdaq listing as described below.

         X3D had presented a proposal through which it would merge into the Company in exchange for 40% of the Company's outstanding common stock. X3D also presented an informal proposal from an investor (which the board of directors believes is affiliated with X3D) to invest $1,000,000 into the Company within 45 days. The Company's board of directors did not consider the X3D merger proposal because the Independent Directors never received what they considered to be sufficient information concerning X3D necessary to thoroughly evaluate the value and legitimacy of the proposals. However, on June 6, 2002, X3D withdrew its merger proposal, but not the related financing offer. Because of uncertainties surrounding the financing proposal ("Financing Proposal") including the time delay, the Independent Directors did not give it serious consideration.

         On May 20, 2002, X3D's chief executive officer, Mr. John Textor, requested that the Company call a special meeting of its stockholders for the purposes of removing Messrs. Adelson and Judson (two of the three Independent Directors) from the Company's board of directors. The Independent Directors opposed the efforts of the Prior Management to approve the acquisition of X3D by the Company. Since the two Prior Management members stated to the Independent Directors that they favored an acquisition proposal submitted by X3D, the effect of a vote to remove the two Independent Directors would have been to permit the Company to acquire X3D in the future if X3D renewed its merger proposal.

         In early June, Mr. Gardner's attorneys approached the Prior Management to resolve the conflict between the Company's directors. As a result of these discussions, the Prior Management agreed to (1) the Transactions, (2) the sale of 1,000,000 shares of common stock for $100,000 and (3) the issuance of irrevocable proxies to Mr. Gardner covering the Repurchased Stock and the 1,000,000 shares.

         REPURCHASE OF X3D'S SHARES

         Following the public disclosure of the Transactions, Messrs. McCormick and Noll engaged in conversations with X3D's management. As a result of those discussions, Messrs. McCormick and Noll on one hand and the Company on the other hand each agreed to purchase a total of 1,200,000 shares of common stock from X3D for $100,000 paid by Messrs. McCormick and Noll and $100,000 paid by the Company. Upon execution of the Consent and the payment of the cash consideration to Messrs. McCormick and Noll, they and the Company then purchased the shares from X3D. At the same time, X3D exchanged general releases with certain parties including the Company and the Independent Directors, Mr. Gardner, and Messrs. McCormick and Noll. At the time the Company's board of directors approved the purchase of the shares from X3D at approximately $.17 per share, the common stock of the Company was trading at $.24 per share on the Over-The-Counter Bulletin Board. X3D received back the same amount it had paid Messrs. McCormick and Noll plus $20,000 it said consisted of its legal fees and expenses. The Company's board of directors believed that it was an appropriate exercise of their business judgment to purchase the shares, reduce the number of shares outstanding, and improve the dilution for existing stockholders. Additionally, this eliminated the potential for litigation with X3D..

THE COMPANY'S RECENT OPERATING HISTORY

         Utilizing its present business model, the Company sustained a net loss of $2,297,000, or $2.90 per share (basic), for the year ended December 31, 2001 and a net loss of $285,696, or $.034 per share (basic), for the three months ended March 31, 2002.

THE BOARD'S REVIEW OF THE TRANSACTION; REACTION TO MERGER PROPOSAL

         In its evaluation of the Transactions, the board of directors of the Company reviewed several factors, including, but not limited to:

         o The Company's bleak future financial outlook and possible alternatives to the Transactions, including the advantages, challenges and risks associated with continuing to operate under the Company's then current business model. In this regard, the Company's board considered the historical financial losses suffered by the Company under its then current business model, the lack of potential for future success under the Company's then current business model which charged fees for Internet users to access the Company's three dimensional interactive computer environments, current trends in the software and Internet industries in general, the unlikely prospect of realizing future success and the view of the Company's board of directors that the Transactions represented the best strategic alternative available to the Company under its current circumstances;

         The unlikely potential of the Company, in the view of the board of directors, that the Company could achieve profitability under its then current business model;

         o The substantial decline in the market price of the Company's common stock in the past and the view of the Company's board of directors that it was unlikely for the market price of the Company's common stock to return to previous levels; and

         o The absence of any realistic alternative to save the Nasdaq listing.

         In addition, the Company's board of directors considered the personal benefits that the Prior Management had in the Transactions as well as their interests as stockholders of the Company. See "Interests of the Company's Officers and Directors in the Transactions" below.

         Based on the above factors, the Company's board of directors determined that on balance that the potential benefits to the Company and its stockholders of the Transactions outweighed the risks associated with the Transactions. The Company's board concluded that consummating the Transactions would effectively eliminate the Company's continuing losses and thereby maintain the Company's liquidity.

         The discussion of the information and factors considered by the Company's board is not intended to be exhaustive. In view of the number and wide variety of factors considered in connection with its evaluation of the Transactions, and the complexity of these matters, the Company's board did not find it useful to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the Company's board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the board of directors' ultimate determination or assign any particular weight to any factor, but rather conducted an overall analysis of the factors described above, including thorough discussions with and questioning of the Company's representatives. In considering the factors described above, individual members of the board of directors may have given different weight to different factors. The Company's board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.

         For the reasons set forth above, the Company's board has determined that the Transactions are fair and in the best interests of the Company and the Company's stockholders.

THERE CAN BE NO ASSURANCE THAT THE BENEFITS OR OPPORTUNITIES CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY WILL BE ACHIEVED THROUGH CONSUMMATION OF THE TRANSACTIONS.

ABSENCE OF A FAIRNESS OPINION

         The board of directors did not feel that an investment banker's fairness opinion was beneficial or necessary given the board of directors' knowledge of the Company and its business, nor did the board of directors believe that obtaining such an opinion would be an appropriate use of corporate funds. The board of directors believes that the acquisition of such an opinion would require a substantial amount of capital. Additionally, the Independent Directors expressed a concern that unless the fairness opinion were issued by a major New York Stock Exchange member firm it might not have much value. They received advice from the Company's counsel that there was only a remote chance that a major firm would issue a fairness opinion and if it did, the cost would be prohibitive. Given the Company's limited resources, the board of directors did not believe it was in the best interests of the Company to incur the cost of a fairness opinion.

         In addition, the Board did not obtain a fairness opinion in connection with the Transactions as such an opinion is not required by The Delaware General Corporation Law. In the Board's opinion, the terms and conditions of the Transactions were negotiated at arm's-length between the Prior Management, the Independent Directors, and Mr. Gardner and were the result of a number of factors, including, but not limited to, the factors listed above in "The Board's Review of the Transaction; Reaction to Merger Proposal."

         Based on the Company's continued operating losses and dismal prospects, the Independent Directors felt that no realistic alternatives were likely to arise in the foreseeable future. In this regard, because Mr. Gardner had a substantial investment in the Company and has many business contacts, the Independent Directors believed supporting the Transactions was fair and in the best interests of the Company's stockholders.

         Because of the absence of a fairness opinion, there can be no assurance that the consummation of the Transactions is fair from a financial point of view to the stockholders of the Company.

INTERESTS OF THE COMPANY'S OFFICERS AND DIRECTORS IN THE TRANSACTIONS

         Stockholders should be aware that the Prior Management has definite interests in the Transactions that are in addition to the interests of stockholders of the Company generally. The Independent Directors were aware of these interests and considered them, among other matters, in approving the principal terms of the Transactions.

INDEMNIFICATION

         The Agreement provides for the survival, after consummation of the Transactions and termination of the Agreement, of all indemnification rights of the Prior Management for liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether or not involving a third party claim) based in whole or in part on or arising in whole or in part out of (i) any breach of the Agreement by the Company, including but not limited to failure of any representation or warranty in the Agreement to be true and correct at or before the closing of the Transactions, or (ii) any act, omission or conduct of any officer, director or agent of the Company (other than the Prior Management) prior to the closing of the Transactions, whether asserted or claimed prior to, or at or after, the closing of the Transactions, or (iii) relating to the consummation of the Transactions.

PAYMENTS AND OTHER CONSIDERATION OF THE TRANSACTIONS

         In January 1999, the Company entered into employment agreements with Messrs. McCormick and Noll. Under their employment agreements, Messrs. McCormick and Noll were each entitled to annual compensation in the amount of $150,000. As part of the Transactions, the Company paid Messrs. McCormick and Noll $210,000 and $225,000, respectively, in payment for their stock and termination of their employment agreements. The Company also agreed to pay all legal fees incurred by the Prior Management in connection with consummating the Transactions up to a total of $15,000.

         Upon execution of the Agreement, the Prior Management assumed the Company's lease for its current facilities, and assumed the current liabilities of the Company related to the business transferred to them.

         Additionally, the Company transferred all of the tangible and intangible assets of the Company to the Prior Management except for a lawsuit against Juno.com. Finally, the Company transferred 100% of the common stock of the Subsidiary to the Prior Management. The business previously conducted by the Company ceased and the Subsidiary has adopted and is conducting the business model of the Company. The Subsidiary is now owned and controlled by the Prior Management.

EFFECT ON THE COMPANY

         The Transaction (and the purchase from X3D) have stripped the Company of all or substantially all of its tangible and intangible assets except for approximately $530,000 in cash and a pending lawsuit against Juno.com. With regard to this lawsuit, the Company claims that the defendants induced us to enter into an agreement without disclosing that Juno.com planned to announce a change in their business model four days after execution of the agreement which rendered our services useless. Juno.com in fact made this announcement. The Company is seeking to recover the $337,500 paid to Juno.com and other damages. The defendants deny liability. The suit is in the discovery stage. Management recently rejected a settlement offer.

RECENT EVENTS

         Effective August 27, 2002, Messrs. Adelson and Judson resigned as officers and directors and appointed Mr. Deson to be president, secretary and treasurer. The number of directors has been reduced to one.

ITEM 2 - REMOVAL OF DIRECTORS
-----------------------------

         As outlined above, X3D sought to remove Messrs. Adelson and Judson from the Company's board of directors. The Company had intended to convene a special meeting of stockholders to consider that proposal. As Mr. Gardner has executed his Consent opposing the removal such proposal lacks the votes to pass. For that reason, the Company will not call a special meeting. Additionally, effective August 21, 2002, X3D withdrew its request.

ITEM 3 - REVERSE STOCK SPLIT
----------------------------

         As described below, we are engaged in preliminary discussions concerning an acquisition of Wavix Incorporated ("Wavix"). One condition is that we effect a one-for-two stock split. Although our board of directors has not agreed to pursue the Wavix acquisition as of the date of this Information Statement, it believes that obtaining stockholder approval at this time may

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facilitate closing the transaction if the board agrees to complete it. Mr.
Gardner has executed the Consent approving the split which will occur only if the board of directors agrees to implement it. That will only occur if the Wavix transaction closes and proper notice is given to the National Association of Securities Dealers, Inc. as required by a rule of the Securities and Exchange Commission.

THE WAVIX ACQUISITION

         The current board of directors, consisting of the three persons who were independent prior to execution of the Agreement, is considering a proposal to merge with Wavix, a privately-held corporation controlled by Mr. Kwok Li, a successful entrepreneur, who will become chairman of the board of the Company following the merger, if it occurs. Although no letter of intent has been signed, the Company is proceeding with due diligence. The tentative terms are:

         o Adoption of a one-for-two reverse stock split, which has been accomplished by the Consent described above;

         o Issuance of 7,975,674 shares of common stock to Wavix stockholders, or 75% of outstanding shares following the merger (as well as after the re-purchase by the Company of the shares in the Transactions);

         o Issuance to the Wavix stockholders of a series of preferred stock which is convertible into up to 3,000,000 shares of common stock based upon the future earnings from the Wavix business model after allowance for corporate overhead. For each $1,000,000 of net income, the preferred stock would automatically convert into 500,000 shares of common stock;

         o We would issue to common stockholders following the merger a dividend of one warrant for each share of common stock or approximately 10,634,232 warrants. Each warrant would entitle the holder to purchase one share of our common stock at $1.00 per share over a four year period and be callable if our common stock traded above $2.00 over a period of time. Both the warrants and common stock issuable upon exercise of the warrants would be registered;

         o Mr. Gardner, who presently controls the Company, has previously entered into consulting agreements with both the Company and Wavix and is entitled to receive cash fees from each if the merger occurs. However, he has agreed to waive his rights in exchange for issuance of common stock and warrants in an amount and upon terms to be determined.

         Wavix began operations in November 2000, capitalized by $2,500,000 contributed by its principal stockholder, Linsang Partners, LLC headed by Mr. Kwok Li. Mr. Li will also install a new management team replacing the Company's current officers who are serving on an interim basis.

         Because the Wavix transaction terms are still being negotiated and the merger is subject to due diligence as well as customary closing conditions, the merger is not probable and may not occur, or, if it does, the final terms may be materially different.

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                              STOCKHOLDER PROPOSALS

         No other stockholder proposals were submitted prior to the execution of the Consent.


                                    By the Order of the Board of Directors

San Rafael, CA                      /s/  Sean Deson
                                    -----------------------
September 12, 2002                       Secretary